Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
NEWS RELEASE	Elk Grove Village, IL 60007
847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James D. Pawlak	Lynne Franklin
Vice President, Chief Financial Officer	Wordsmith
847-439-2210	847-729-5716

FOR IMMEDIATE RELEASE

MONDAY, JULY 11, 2011

Material Sciences Continues Strong Earnings Performance

for the First Quarter of Fiscal 2012

•	Higher Net Income on Lower Revenues Reflecting Sale of Non-core Coil Coating Assets Last Year; Strongest First Quarter Earnings in 10 Years

•	Gross Margin Increases to 26.4 Percent of Sales on Improved Revenue Mix; a 17.9 Percent Increase over Fiscal 2011

•	EBITDA at $5.7 Million; Solid Cash Position at $32.0 Million; Nearly $8 Million in Stock Repurchases During First Quarter

ELK GROVE VILLAGE, IL, July 11, 2011—Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported its strongest first quarter earnings performance in 10 years for fiscal 2012.

Net sales for the three months ended May 31, 2011, were $36.0 million versus $42.5 million for last year’s first quarter. This 15.1 percent decline largely reflected the April 2010 sale of some coil coating assets and associated revenue of $6.1 million in the prior-year period. Net income improved 3.7 percent to $4.2 million, or 33 cents per share, from $4.0 million, or 31 cents per share, during last year’s quarter.

Operating Leverage, Strong Cash Position Improve Results

“Despite lower revenues, our restructuring efforts and focus on operational excellence over the last several years helped improve our bottom line along with a number of other performance measures,” said Clifford D. Nastas, chief executive officer. “In addition to more efficient operations, we are seeing a higher margin product mix as a result of exiting the commodity coil coating market, and a strong cash position is allowing us to invest in our growth strategy. We also were able to return value to shareholders through a stock repurchase program that was very active in the first quarter.”

Higher Gross Margin, Operating Performance

Acoustical material revenues were $17.6 million for the latest quarter, off 17.7 percent from $21.4 million for the prior fiscal year quarter. The primary causes were lower shipments of body panel laminate products to General Motors, as some models containing Quiet Steel® have gone out of production, and lower body panel laminate sales to other automotive companies due to plant shutdowns associated with parts shortages from the Japan crisis. A slight decline in North American aftermarket brake sales also contributed to the reduction.

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Material Sciences Continues Strong Earnings Performance for the First Quarter of Fiscal 2012

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Sales of coated materials in the first quarter of this year were $18.4 million compared with $21.1 million for the same period last year, down 12.6 percent. While this decrease reflected the impact of the asset sale mentioned earlier, plus lower fuel tank sales, these lower sales volumes were partially offset by stronger sales of electrogalvanized (EG) products for the automotive market and new ElectroBrite® applications in the appliance market.

Gross profit was flat at $9.5 million for the first quarters of both fiscal years. Gross margin, however, improved to 26.4 percent from 22.3 percent for last year’s first quarter. The effects of lower coil coating sales and higher EG sales accounted for the majority of the improvement.

Selling, general and administrative expenses (SG&A) were $5.6 million compared with $5.3 million for the year-ago quarter, up 5.0 percent. As a percent of sales, SG&A in the latest quarter was 15.4 percent of revenue versus 12.4 percent in the prior-year period. The main reason for the $0.3 million increase was higher employee incentive costs in the first quarter of this year, reduced in part by lower director incentive expenses and other employee expenses.

Income from operations in the fiscal 2012 first quarter was $4.0 million, nearly flat when compared with $4.1 million in the first quarter of fiscal 2011. However, the net prior-year impact from the gain on the sale of assets, impairment expense, restructuring expense and facility shutdown costs was income of approximately $0.7 million. Total other income for the first three months of fiscal 2012 was $0.4 million versus $0.3 million, reflecting rental income received from leasing part of one of our Elk Grove Village facilities. The provision for income taxes was $0.3 million for both quarters. All of these factors resulted in quarterly net income of $4.2 million, or 33 cents per share, compared with $4.0 million, or 31 cents per share, during the year-ago period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first fiscal 2012 quarter was $5.7 million. This included net income of $4.2 million, plus provision for taxes of $0.3 million, minus net interest income of $0.02 million, plus depreciation of $1.2 million.

Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences’ historical results. It should be considered as an addition—not as an alternative—to net income or operating income as an indicator of the Company’s operating performance, or operating cash flows for measuring liquidity.

Financial Condition Remains Strong

Net cash provided by operating activities was $5.7 million in the latest quarter, nearly double the $2.9 million seen for last year’s first quarter. The improvement came primarily from lower accounts receivable, partially offset by an increase in inventory related to higher current year production volumes versus the inventory reductions seen a year ago (as coil coating assets were being sold).

The Company invested $1.5 million in capital improvement projects during the most recent quarter compared to $0.5 million last year, primarily for facility upgrades in its Elk Grove Village and Walbridge plants. In the first quarter of last year, the Company received $9.3 million from coil coating asset sales and $1.7 million from the collection of a note receivable on a prior asset sale—neither of which recurred in the current quarter.

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Material Sciences Continues Strong Earnings Performance for the First Quarter of Fiscal 2012

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Material Sciences spent $7.9 million in stock repurchases for the latest three months. It ended the period with $31.9 million in cash and continued to operate with no long-term debt.

Focus on Near- and Long-term Growth

“Over the last several years, our work has focused on removing the barriers that limited Material Sciences’ opportunities for growth,” Nastas said. “We entered fiscal 2012 with more efficient operations, a strong balance sheet, and several new innovative products.

“The cash we generated during that time of transition is now being invested to help us expand in areas that offer the greatest opportunity for profitable growth,” Nastas continued. “This ranges from increasing our technical support capabilities in North America and Asia, to upgrading manufacturing facilities to improve our global competitiveness. In addition, during the first quarter we also used some of our funds to reward shareholders through the most aggressive stock repurchase program Material Sciences has seen in years.

“For the remainder of fiscal 2012, our focus will remain on keeping our operations competitive, continuing to introduce innovative products and expanding the market for our existing offerings, while making it easier for customers around the globe to do business with Material Sciences,” Nastas concluded.

Conference Call

Material Sciences will host a conference call to present its first quarter results tomorrow, Tuesday, July 12, at 9:00 a.m. Central Time. CEO Clifford D. Nastas and James D. Pawlak, vice president and chief financial officer, will discuss the Company’s financial and operating performance and answer questions from the financial community.

Interested investors are invited to listen to the presentation, which will be carried live on the Company’s website: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the website several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material

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Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company’s financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates—including the transportation, building and construction, electronics and durable goods industries; the Company’s ability to respond to competitive factors—including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodity costs; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences’ significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company’s products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company’s ability to effectively manage its business objectives including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited under its asset-based credit agreement; Material Sciences’ ability to utilize net operating loss carry-forwards; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2011, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands, except per share data)	2011	2010

Net Sales	$36,036	$42,467
Cost of Sales	26,514	32,984

Gross Profit	9,522	9,483
Selling, General and Administrative Expenses	5,550	5,286
Asset Impairments	—	3,720
Gain on Sale of Assets	—	(4,727)
Restructuring	—	1,145

Income from Operations	3,972	4,059

Other Income, Net:
Interest Income, Net	18	25
Equity in Results of Joint Venture	142	106
Rental Income	263	156
Other, Net	24	(37)

Total Other Income, Net	447	250

Income Before Provision for Income Taxes	4,419	4,309
Provision for Income Taxes	262	302

Net Income	$4,157	$4,007

Basic Net Income Per Share	$0.33	$0.31

Diluted Net Income Per Share	$0.33	$0.31

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	12,414	12,905
Dilutive Shares	89	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	12,503	12,905

Outstanding Equity Awards Having No Dilutive Effect	448	475

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Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	May 31, 2011	February 28, 2011

Assets:
Current Assets:
Cash and Cash Equivalents	$31,907	$35,629
Receivables, Less Reserves and Allowances of $453 and $420, Respectively	17,509	22,581
Income Taxes Receivable	350	616
Prepaid Expenses	1,338	428
Inventories	25,440	20,906

Total Current Assets	76,544	80,160

Property, Plant and Equipment	120,291	118,937
Accumulated Depreciation	(89,825)	(88,461)

Net Property, Plant and Equipment	30,466	30,476

Other Assets:
Investment in Joint Venture	3,533	3,152
Other	171	142

Total Other Assets	3,704	3,294

Total Assets	$110,714	$113,930

Liabilities:
Current Liabilities:
Accounts Payable	$15,542	$15,126
Accrued Payroll Related Expenses	2,962	2,718
Accrued Expenses	4,646	6,093

Total Current Liabilities	23,150	23,937

Long-Term Liabilities:
Pension and Postretirement Liabilities	6,611	7,015
Other	5,570	4,780

Total Long-Term Liabilities	12,181	11,795

Commitments and Contingencies	—	—

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	80,076	80,004
Treasury Stock at Cost	(64,626)	(56,885)
Retained Earnings	59,742	55,585
Accumulated Other Comprehensive Loss	(189)	(886)

Total Shareowners’ Equity	75,383	78,198

Total Liabilities and Equity	$110,714	$113,930

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Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands)	2011	2010

Cash Flows From:
Operating Activities:
Net Income	$4,157	$4,007
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Gain on Sale of Fixed Assets	—	(4,727)
Loss on Impairment of Fixed Assets	—	3,720
Depreciation, Amortization and Accretion	1,254	1,915
Change in Provision for Deferred Income Taxes	—	(10)
Compensatory Effect of Stock Plans	72	51
Other, Net	(184)	(395)
Changes in Assets and Liabilities:
Receivables	5,157	(2,358)
Income Taxes Receivable	266	563
Prepaid Expenses	(908)	(685)
Inventories	(4,435)	(86)
Accounts Payable	886	679
Accrued Expenses	(1,194)	363
Other, Net	582	(164)

Net Cash Provided by Operating Activities	5,653	2,873

Investing Activities:
Capital Expenditures	(1,543)	(545)
Proceeds from Sale of Assets	—	9,250
Proceeds from Note Receivable	—	1,732

Net Cash Provided by (Used in) Investing Activities	(1,543)	10,437

Financing Activities:
Purchases of Treasury Stock	(7,853)	—

Net Cash Used in Financing Activities	(7,853)	—

Effect of Exchange Rate Changes on Cash	21	(62)

Net Increase (Decrease) in Cash	(3,722)	13,248
Cash and Cash Equivalents at Beginning of Period	35,629	12,866

Cash and Cash Equivalents at End of Period	$31,907	$26,114

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$436	$45

Supplemental Cash Flow Disclosures:
Interest Paid	$9	$9
Income Taxes Paid (Refunded), Net	$7	$(268)

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